As filed with the Securities and Exchange Commission on May 9, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

D.R. HORTON, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2386963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
301 Commerce St., Suite 500
Fort Worth, Texas 76102
(817) 390-8200
(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)
D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN
(Full Title of the Plan)
Thomas B. Montano
Vice President,
Corporate & Securities Counsel
D.R. Horton, Inc.
301 Commerce St., Suite 500
Fort Worth, Texas 76102
(817) 390-8200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.01 per share	30,695,244	$29.44 per share	$903,667,984	$96,693 (3)

(1)	Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 5, 2006.
(3)	Pursuant to Rule 457(p) and instruction E to Form S-8, $5,626 of the registration fee previously paid with the registrant’s prior registration statement on Form S-8 (SEC File No. 333-89346), initially filed on May 30, 2002, and $1,572 of the registration fee previously paid with the registrant’s prior registration statement on Form S-8 (SEC File No. 333-69694), initially filed on September 20, 2001, are being offset against the registration fee currently due for this registration statement ($96,693). Therefore, $89,495 of the $96,693 registration fee for this filing is being paid with this filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by D.R. Horton, Inc. are incorporated by reference, as of their respective dates, in this registration statement:
(1)	D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

(2)	pages 4 through 12 under the caption “Election of Directors,” page 21 under the caption “Approve the D.R. Horton, Inc. 2006 Stock Incentive Plan — Securities Authorized for Issuance Under Equity Compensation Plans,” pages 24 and 25 under the caption “Beneficial Ownership of Common Stock,” pages 26 through 28 under the caption “Executive Compensation,” through the caption “— Compensation Committee Interlocks and Insider Participation,” pages 33 through 35 under the caption “Meetings and Committees of the Board,” pages 35 through 36 under the caption “Independent Registered Public Accountants,” page 38 under the captions “Section 16(a) Beneficial Ownership Reporting Compliance” and “Requesting Documents from the Company,” contained in D.R. Horton’s Proxy Statement relating to its January 26, 2006 annual meeting of stockholders and incorporated into its Annual Report on Form 10-K;

(3)	D.R. Horton’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006;

(4)	D.R. Horton’s Current Reports on Form 8-K filed on November 1, 2005, November 23, 2005, December 5, 2005, December 21, 2005, January 10, 2006 (item 8.01 only), February 1, 2006, February 14, 2006, March 3, 2006, March 30, 2006, April 11, 2006, April 11, 2006, April 13, 2006 and April 21, 2006; and

(5)	the description of D.R. Horton’s Common Stock contained in its registration statement on Form 8-A filed December 7, 1995, as amended on April 30, 1998, March 26, 2003 and May 9, 2006.
     In addition, all documents subsequently filed by D.R. Horton pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.
     Thomas Montano, who has delivered to D.R. Horton, Inc. a legal opinion regarding the validity of the shares of Common Stock registered pursuant to this registration statement, is a Vice President, Corporate & Securities Counsel of D.R. Horton, Inc., and he has the right to acquire 13,333 shares of Common Stock pursuant to outstanding options awarded under the D.R. Horton, Inc. 1991 Stock Incentive Plan and 20,000 shares of Common Stock pursuant to outstanding options awarded under the D.R. Horton, Inc. 2006 Stock Incentive Plan.
Item 6. Indemnification of Directors and Officers.
     D.R. Horton’s certificate of incorporation provides that D.R. Horton shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of D.R. Horton, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of D.R. Horton as an employee or agent of D.R. Horton or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by D.R. Horton, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. D.R. Horton has entered into an indemnification agreement with each of its directors and executive officers.
     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware

General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.
     D.R. Horton also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by D.R. Horton’s directors and officers in their capacity as such.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of D.R. Horton with the SEC, each of the following exhibits is filed herewith:

Exhibit
No.	Description
4.1*	D.R. Horton’s Amended and Restated Certificate of Incorporation, as amended (previously filed as Exhibit 3.1 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 2, 2006 and incorporated herein by reference).

4.2*	D.R. Horton’s Amended and Restated Bylaws (previously filed as Exhibit 3.1 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, filed with the SEC on February 16, 1999 and incorporated herein by reference).

10.1*	D.R. Horton, Inc. 2006 Stock Incentive Plan effective January 26, 2006 (previously filed as Exhibit 10.6 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 2, 2006 and incorporated herein by reference).

10.2*	Form of Non-Qualified Stock Option Agreement (Employee — Term Vesting) (previously filed as Exhibit 10.2 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 8, 2006 and incorporated herein by reference).

10.3*	Form of Non-Qualified Stock Option Agreement (Director — Term Vesting) (previously filed as Exhibit 10.3 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 8, 2006 and incorporated herein by reference).

5.1	Opinion of Thomas B. Montano, Vice President, Corporate & Securities Counsel of D.R. Horton.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thomas Montano, Vice President, Corporate & Securities Counsel of D.R. Horton.**

*	Incorporated herein by reference.

**	Exhibit 23.2 is contained in Exhibit 5.1.

Item 9. Undertakings.
     A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant, D.R. Horton, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 9th day of May, 2006.

D.R. HORTON, INC.
By:	/s/ BILL W. WHEAT
Bill W. Wheat
Executive Vice President and Chief Financial Officer

S-1

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and Donald J. Tomnitz and Bill W. Wheat together as a group, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
REGISTRANT OFFICERS AND DIRECTORS

Signature	Title	Date

/s/ DONALD R. HORTON	Chairman of the Board	May 9, 2006

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 9, 2006

Donald J. Tomnitz

/s/ BILL W. WHEAT	Executive Vice President and Chief Financial Officer and Director (Principal Accounting and Financial Officer)	May 9, 2006

Bill W. Wheat

/s/ BRADLEY S. ANDERSON	Director	May 9, 2006

Bradley S. Anderson

/s/ MICHAEL R. BUCHANAN	Director	May 9, 2006

Michael R. Buchanan

/s/ RICHARD I. GALLAND	Director	May 9, 2006

Richard I. Galland

/s/ MICHAEL W. HEWATT	Director	May 9, 2006

Michael W. Hewatt

S-2

EXHIBIT INDEX

Exhibit
No.	Description
4.1*	D.R. Horton’s Amended and Restated Certificate of Incorporation, as amended (previously filed as Exhibit 3.1 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 2, 2006 and incorporated herein by reference).

4.2*	D.R. Horton’s Amended and Restated Bylaws (previously filed as Exhibit 3.1 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, filed with the SEC on February 16, 1999 and incorporated herein by reference).

10.1*	D.R. Horton, Inc. 2006 Stock Incentive Plan effective January 26, 2006 (previously filed as Exhibit 10.6 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 2, 2006 and incorporated herein by reference).

10.2*	Form of Non-Qualified Stock Option Agreement (Employee — Term Vesting) (previously filed as Exhibit 10.2 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 8, 2006 and incorporated herein by reference).

10.3*	Form of Non-Qualified Stock Option Agreement (Director — Term Vesting) (previously filed as Exhibit 10.3 to D.R. Horton’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 8, 2006 and incorporated herein by reference).

5.1	Opinion of Thomas B. Montano, Vice President, Corporate & Securities Counsel of D.R. Horton.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thomas Montano, Vice President, Corporate & Securities Counsel of D.R. Horton.**

*	Incorporated herein by reference.

**	Exhibit 23.2 is contained in Exhibit 5.1.